Exhibit 10.53

PNM Resources, Inc.
Non-Union Severance Pay Plan
(Effective December 1, 2021)

TABLE OF CONTENTS
Page

ARTICLE I	PURPOSE	1
1.1	General	1
ARTICLE II	DEFINITIONS	1
2.1	Definitions	1
2.2	Special Purpose Definitions	5
2.3	Construction	5
ARTICLE III	ELIGIBILITY	5
3.1	Participation	5
3.2	Benefits Due to Impaction Only	6
3.3	Eligibility for Severance Benefits	6
3.4	Eligibility for Officer Group Severance Benefits	6
3.5	Release Agreement	6
3.6	Certain Employees Ineligible for Benefits	7
ARTICLE IV	BENEFITS	7
4.1	Severance Benefits	7
4.2	Officer Group Severance Benefits	8
4.3	Payment Date	10
4.4	Suspension of Benefits	10
4.5	No Duplication of Benefits	10
4.6	Effect of Rehire	11
ARTICLE V	PLAN ADMINISTRATION	11
5.1	Plan Administration	11
5.2	Claims Procedures	11
ARTICLE VI	BINDING AGREEMENT	13
6.1	General	13
ARTICLE VII	NOTICE	13
7.1	General	13
ARTICLE VIII	AMENDMENT AND TERMINATION	14
8.1	General	14
ARTICLE IX	ADOPTION BY AFFILIATES	14
9.1	Adoption by Affiliates	14
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TABLE OF CONTENTS
(continued)
Page

ARTICLE X	MISCELLANEOUS	15
10.1	Withholding	15
10.2	No Right of Assignment	15
10.3	No Employment Contract	15
10.4	Mitigation of Benefits	15
10.5	Service of Process	15
10.6	ERISA Plan	15
10.7	Compliant Operation and Interpretation	15

    ii

PNM RESOURCES, INC.
NON-UNION SEVERANCE PAY PLAN
INTRODUCTION
Effective January 1, 2002, Public Service Company of New Mexico (“PNM”) adopted the Public Service Company of New Mexico Benefits My Way Plan (the “BMW Plan”). Effective November 27, 2002, sponsorship of the Plan was transferred from PNM to PNM Resources, Inc. (“PNM Resources”) and the Plan was renamed the “PNM Resources, Inc. Benefits My Way Plan.” The BMW Plan consisted of a number of component programs including Program 12, Non-Union Severance Pay Program (the “Non-Union Severance Program”).
Effective as of January 1, 2004, PNM Resources amended and restated the BMW Plan to divide it into a number of separate plans that replace the component programs in effect on December 31, 2003. As part of the amendment and restatement, the PNM Resources, Inc. Non-Union Severance Pay Plan (the “Plan”) was created as a successor plan to the Non-Union Severance Program. The Plan was last restated effective August 1, 2007. By execution of this document, PNM Resources hereby amends and restates the Plan in its entirety, effective as of December 1, 2021 (the “Effective Date”). This amended and restated Plan document applies only to a Participant (1) who receives a Notice of Impaction on or after the Effective Date and (2) who incurs a Separation from Service on or after the Effective Date.
ARTICLE I
PURPOSE
1.1General. The purpose of the Plan is to provide severance benefits to eligible Participants. The Plan provides two forms of severance benefits: (a) Severance Benefits; and (b) Officer Group Severance Benefits.
ARTICLE II
DEFINITIONS
2.1Definitions. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be a term defined in this Article II or in the Introduction. The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth below, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in the Plan document:
(a)“Affiliate” means (1) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes PNM Resources as a member of the group; and (2) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes PNM Resources as a member of the group.

“50% Affiliate” means any of the following: (1) an entity that would be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group if for purposes of applying Section 1563(a)(1), (2) or (3) of the Code for determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3); and (2) an entity that would be a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code) that includes the Company as a member of the group if for purposes of applying Treas. Reg. § 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.
(b)“Base Salary” means the annual rate of base earnings of a Participant immediately preceding his or her Separation from Service:
(1)exclusive of overtime pay, bonuses, commission, payments for accrued vacations or other special payments; and
(2)before any deductions, including, but not limited to, any federal, state or other taxes, and salary reduction amounts contributed to benefit plans or programs.
(c)“Benefits Department” means the organizational unit of PNMR Services Company with responsibility for administering benefit programs sponsored by PNM Resources and its Affiliates.
(d)“Board” means the Board of Directors of PNM Resources.
(e)“Cause” means, for purposes of termination of a Participant’s employment:
(1)The willful and continued failure of a Participant to substantially perform his or her duties with the Company after written demand for substantial performance is delivered to the Participant which specifically identifies the manner in which the Participant has not substantially performed his or her duties;
(2)The willful failure to report to work for more than thirty (30) days; or
(3)The willful engaging by the Participant in conduct which is demonstrably and materially injurious to PNM Resources or any Affiliate, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of PNM Resources or any Affiliate, conviction of a felony, or conviction of a misdemeanor involving immoral acts.
Cause shall not be deemed to exist on the basis of clauses (1) or (2) if the failure results from such Participant’s incapacity due to verifiable physical or Mental Illness substantiated by appropriate medical evidence. An act, or failure to act, by a Participant shall not be deemed “willful” if done or omitted to be done by the Participant in good faith and with a reasonable belief that his or her action was in the best interests of the Company.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Committee” means the PNM Resources’ Benefits Governance Committee or any successor to the Benefits Governance Committee.
(h)“Company” means, collectively, PNM Resources or any Affiliate of PNM Resources that is authorized by the Board to adopt the Plan and which has adopted the Plan pursuant to Article IX (Adoption by Affiliates).
(i)“Effective Date” means December 1, 2021.
(j)“Employee” means a common law employee who is a full-time employee of the Company scheduled to work at least thirty-two (32) hours per week, or a regular part-time or job share employee scheduled to work at least twenty (20) hours per week. Examples of individuals who are not “Employees” of the Company for this purpose include: (1) consultants; (2) leased employees or workers; (3) individuals providing services to the Company pursuant to a contract with a third party; (4) temporary employees or workers; (5) independent contractors; (6) employees of independent contractors; (7) interns; and (8) co-op employees.
(k)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(l)“Health Plan” means the PNM Resources, Inc. Comprehensive Health Plan as it may be amended or restated from time to time or any successor plan or plans that provide the benefits currently provided under such plan.
(m)“Impaction” means the elimination of a Participant’s position by the Company, as approved by the President of the Company or his or her authorized designee, followed by the Company giving a Notice of Impaction to the Participant and the Participant’s subsequent Separation from Service due to the Participant’s termination of employment by the Company.
(n)“Management Group” means any Participant who is in salary grade G04 through G01 at the time of Impaction.
(o)“Mental Illness” means any disorder, other than a disorder induced by alcohol or drug abuse, which impairs the behavior, emotional reaction or thought process of a person.
(p)“Notice of Impaction” means a written notice issued by the Company, at its sole discretion, to the Participant stating that his or her position with the Company has been selected for Impaction.
(q)“Officer Group” means Employees who are officers of the Company and are in salary grades H18 or higher at the time of Impaction.

(r)“Officer Group Severance Benefits” means the benefits described in Section 4.2 (Officer Group Severance Benefits).
(s)“Officer Retention Plan” means the PNM Resources, Inc. Officer Retention Plan, as amended, with the most recent amendment and restatement effective as of October 20, 2020.
(t)“Participant” means any Employee who has satisfied the eligibility requirement for participation in the Plan as set forth in Section 3.1 (Participation).
(u)“Plan” means the PNM Resources, Inc. Non-Union Severance Pay Plan, as set forth in this document and as it may be amended from time to time.
(v)“Plan Year” means a twelve (12) month period commencing on each January 1 and ending on each following December 31.
(w)“PNM Resources” means PNM Resources, Inc. As used in the Plan, “PNM Resources” also means any successor in interest to PNM Resources resulting from merger, consolidation, or transfer of substantially all of PNM Resources’ assets.
(x)“Release Agreement” means the Employment Termination and Release Agreement to be executed by a Participant in order to be eligible for and receive Severance Benefits pursuant to Section 4.1 (Severance Benefits) or Officer Group Severance Benefits pursuant to Section 4.2 (Officer Group Severance Benefits). The Release Agreement shall be prepared only by the Company.
(y)“Separation from Service” means either (1) the termination of a Participant’s employment with the Company and all Affiliates and 50% Affiliates due to death, retirement, or other reasons, or (2) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates and 50% Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates and 50% Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).
A Participant’s employment relationship is treated as continuing while a Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as a Participant’s right to reemployment with the Company or an Affiliate or 50% Affiliate is provided either by statute or contract). If a Participant’s period of leave exceeds six months and a Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
(z)“Severance Benefits” means the benefits described in Section 4.1 (Severance Benefits).

(aa)“Year of Service” means a twelve (12) month period during which an Employee performs services for the Company, counting each month as one-twelfth (1/12th) of a year if the Employee was employed by the Company on any day of that calendar month. If the Employee’s employment with the Company includes a break in employment, then only the Years of Service in the last period of employment will be considered Years of Service.
Any Employee who was employed by TNP Enterprises, Inc. or its subsidiaries on the closing date of the transaction pursuant to which PNM Resources acquired all of the outstanding stock of TNP Enterprises, Inc. and who immediately after the closing date of the transaction was employed by the PNM Resources, TNP Enterprises or the Affiliates of either shall receive credit for all service with TNP Enterprises, Inc., Texas-New Mexico Power Company, First Choice Power, Inc. or any other TNP Enterprises, Inc. subsidiary as if such service were performed for the Company. Such service will be credited on a reasonably uniform basis for all such Employees.
Any Employee who was employed by Twin Oaks Power LP and its affiliates on the closing date of the transaction pursuant to which Altura Power, L.P. acquired certain assets of Twin Oaks Power LP and its affiliates and who immediately after the closing date of the transaction was employed by the Company shall receive credit for all service with Twin Oaks Power LP and its affiliates as if such service were performed for the Company. Such service will be credited on a reasonably uniform basis for all such employees.
Persons employed in the service of EnergyCo, LLC, Optim Energy, LLC or its affiliates immediately before becoming an employee of the Company shall receive credit for all service with EnergyCo, LLC, Optim Energy, LLC or its affiliates as if such service were performed for the Company. Service will be credited on a reasonably uniform basis.
2.2Special Purpose Definitions. Additional definitions of terms that have limited application may be set forth in the Section or Sections to which they apply.
2.3Construction. The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the Plan clearly states to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan. If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect. All of the provisions of the Plan shall be construed and enforced according to the laws of the State of New Mexico and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other applicable Federal law.
ARTICLE III
ELIGIBILITY
3.1Participation. An Employee will become a Participant in the Plan as of the day on which the Employee completes six months of service. If an Employee terminates employment prior to completing six months of service, the Employee shall not become a Participant and shall not be entitled to receive any benefits under this Plan.

3.2Benefits Due to Impaction Only. This Plan provides benefits only if a Participant is Impacted. As provided in Section 2.1(m) (Definitions – Impaction), a Participant will be considered to be “Impacted” (and entitled to receive benefits) only if all of the following conditions exist:
(a)The Participant’s position is eliminated by the Company;
(b)The Company issues a Notice of Impaction to the Participant stating that his or her position has been selected for Impaction; and
(c)The Participant incurs a Separation from Service due to the Participant’s termination of employment by the Company. If a Participant’s position is eliminated, but the Participant is not actually terminated by the Company (for example, due to a transfer to another position), the Participant is not entitled to receive benefits. Similarly, if a Participant’s duties change, but the Participant is not actually terminated by the Company, the Participant is not entitled to receive benefits. If a Participant’s employment is terminated by the Company, but the Participant’s position is not eliminated, the Participant is not entitled to receive benefits under this Plan.
3.3Eligibility for Severance Benefits. In order to be eligible for Severance Benefits, a Participant must (a) satisfy the requirements of Section 3.2 (Benefits Due to Impaction Only), (b) not be ineligible to receive benefits under Section 3.6 (Certain Employees Ineligible for Benefits), and (c) sign, deliver, and not revoke a Release Agreement pursuant to Section 3.5 (Release Agreement) below.
3.4Eligibility for Officer Group Severance Benefits. In order to be eligible for Officer Group Severance Benefits, a Participant must (a) be a member of the Officer Group, (b) satisfy the requirements of Section 3.2 (Benefits Due to Impaction Only) other than Section 3.2(b) (Benefits Due to Impaction Only) (relating to receipt of a Notice of Impaction), (c) not be ineligible to receive benefits under Section 3.6 (Certain Employees Ineligible for Benefits), and (d) sign, deliver, and not revoke a Release Agreement pursuant to Section 3.5 (Release Agreement) below.
3.5Release Agreement. The Release Agreement required by Sections 3.3 (Eligibility for Severance Benefits) and 3.4 (Eligibility for Officer Group Severance Benefits) shall comply with the requirements of this Section.
(a)General. The Release Agreement shall contain such terms and conditions as are satisfactory to the Company, including, but not limited to, the release of any and all claims that the Participant may then have, as of the signing of such release, against the Company, its employees, officers and directors. The Participant shall generally receive the Release Agreement on the date of the Participant’s Separation from Service and in no event more than five (5) days following the Participant’s Separation from Service and shall have up to forty-five (45) unpaid days following the date the Release Agreement is given to the Participant to sign and return the Release Agreement to the Company.
(b)Revocation of the Release Agreement. Within seven (7) calendar days after delivery of the Release Agreement to the Company by the Participant, the Participant shall be entitled to revoke the Release Agreement by returning the signed copy or counterpart original of the Release Agreement to the Company. The returned Release Agreement shall include the Participant’s written signature in a space provided thereon, indicating his or her decision to revoke the Release Agreement.
(c)Impact of Revocation. The revocation of a previously signed and delivered Release Agreement pursuant to the above shall be deemed to constitute an irrevocable election by the Participant to have declined the election of Severance Benefits and Officer Group Severance Benefits.
(d)Release Requirement. For the avoidance of doubt, no benefits are due under this Plan if the Participant fails to comply with the release requirements described in this Section 3.5.
3.6Certain Employees Ineligible for Benefits. The following Employees shall be ineligible to receive Severance Benefits or Officer Group Severance Benefits under this Plan:
(a)Employees whose terms and conditions of employment are subject to collective bargaining;
(b)Employees whose employment with the Company is terminated for Cause;
(c)Employees who voluntarily resign from employment with the Company;
(d)Employees whose employment with the Company is terminated due to a sale of the Company or a portion of the Company if the Employee is offered a position with the acquiror (regardless of whether the position is “comparable” to the Participant’s current position with the Company), regardless of whether the Participant accepts or declines such offer of employment; or
(e)Employees who do not terminate employment with the Company and all of its Affiliates and 50% Affiliates.
ARTICLE IV
BENEFITS
4.1Severance Benefits. Participants satisfying the eligibility requirements set forth in Section 3.3 (Eligibility for Severance Benefits) shall be entitled to the following benefits:
(a)Severance Pay. Severance pay shall be in a lump-sum amount equal to four (4) months of Base Salary, plus one (1) additional week of Base Salary for each Year of Service. The Plan also provides additional severance pay based on a Participant’s Years of Service as follows:
(1)Additional Severance Pay for Participants with less than 10 Years of Service. If a Participant has less than ten (10) Years of Service at the time of the Participant’s Separation from Service, the Participant shall receive an additional ten percent (10%) of the amount of severance pay provided for in the first sentence of this Section 4.1(a).

(2)Additional Severance Pay for Participants with at least 10 Years of Service but less than 20 Years of Service. If a Participant has at least ten (10) Years of Service but less than twenty (20) Years of Service at the time of the Participant’s Separation from Service, the Participant shall receive an additional twenty percent (20%) of the amount of severance pay provided for in the first sentence of this Section 4.1(a).
(3)Additional Severance Pay for Participants with 20 or More Years of Service. If a Participant has twenty (20) or more Years of Service at the time of the Participant’s Separation from Service, the Participant shall receive an additional thirty percent (30%) of the amount of severance pay provided for in the first sentence of this Section 4.1(a).
(b)Medical, Dental and Vision Coverage. Medical, dental and vision coverage under the Health Plan, as the Participant had elected prior to the Participant’s Separation from Service, shall be provided for the six (6) months immediately following the Participant’s Separation from Service with the cost of such coverage to be shared by the Company and the Participant on the same basis as in effect prior to the Participant’s Separation from Service. Participant contributions that were required for participation in the Health Plan will continue to be required during the six (6) month continuation period. No Participant may elect to receive cash or any other allowance in lieu of medical, dental or vision coverage under the Health Plan.
(c)COBRA Continuation Coverage. Continuation of coverage under the Health Plan pursuant to Section 4980B of the Code will become effective upon completion of the six (6) month period.
(d)Life Insurance. Term life insurance coverage in the face amount of Ten Thousand Dollars ($10,000) will be Company-paid for the six (6) months following the Participant’s Separation from Service.
(e)Placement Assistance for Employees who are not Members of the Management Group. For Participants who are not members of the Management Group, the Company will provide the Participant with placement assistance for up to six (6) months following the Participant’s Separation from Service, either internally or through an outside consultant.
(f)Placement Assistance for Employees who are Members of the Management Group. For Participants who are members of the Management Group, the Company will pay the Participant a lump sum amount equal to one (1) month’s Base Salary and the Company will provide the Participant with placement assistance for up to six (6) months following the Participant’s Separation from Service, either internally or through an outside consultant.
4.2Officer Group Severance Benefits. Participants satisfying the eligibility requirements of Section 3.4 (Eligibility for Officer Group Severance Benefits) shall be entitled to receive the following benefits:
(a)Severance Pay. Severance pay shall be in a lump-sum amount equal to fourteen (14) months of Base Salary (with no additional cost-of-living allowance, promotion, merit or other increases), plus one (1) additional week of Base Salary for each Year of Service.

(b)Medical, Dental and Vision Coverage. Medical, dental and vision coverage under the Health Plan, as the Participant had elected prior to the Participant’s Separation from Service, shall be provided for the twelve (12) months immediately following the Participant’s Separation from Service with the cost of such coverage to be shared by the Company and the Participant on the same basis as in effect prior to the Participant’s Separation from Service. Participant contributions that were required for participation in the Health Plan will continue to be required during the twelve (12) month continuation period. No Participant may elect to receive cash or any other allowance in lieu of medical, dental or vision coverage under the Health Plan.
(c)COBRA Continuation Coverage. Continuation of coverage under the Health Plan pursuant to Section 4980B of the Code will become effective upon completion of the twelve (12) month period.
(d)Life insurance and Accidental Death & Dismemberment Insurance. Term life insurance coverage and accidental death and dismemberment insurance coverage in the face amount of one (1) times Base Salary will be Company-paid for the twelve (12) months following the Participant’s Separation from Service.
(e)Placement Assistance. The Company will reimburse the Participant for his or her placement assistance expenses, up to a maximum of five percent (5%) of the Participant’s Base Salary. Placement assistance for Participants shall include, but not be limited to, any of the following types of expenses:
(1)out-of-town travel (i.e., airfare, mileage, rental cars, lodging and meals;
(2)services for outplacement;
(3)resume preparation and mailing; and
(4)recruitment or employment agencies’ fees.
Reimbursements pursuant to this paragraph will only be for expenses incurred within nine (9) months following the Participant’s Separation from Service. Requests for reimbursements must be submitted within twelve (12) months following the Participant’s Separation from Service.
(f)Cap on Officer Group Severance Benefits. If the benefits due pursuant to this Section 4.2 exceed the benefits that would be payable under the Officer Retention Plan, following a “Change in Control” (as defined in the Officer Retention Plan), the benefits due under this Plan shall be reduced to an amount equal to the benefits that would be due under the Officer Retention Plan. The provisions of this Section 4.2(f) shall apply regardless of whether there has been a Change in Control and regardless of whether the Participant is eligible for benefits pursuant to the Officer Retention Plan.

4.3Payment Date. All payments shall be made in accordance with this Section 4.3.
(a)General Rule. Notwithstanding any other provision of this Plan to the contrary, no payment shall be made prior to the Participant’s Separation from Service. Cash severance benefits, if any, due to a Participant shall be paid within ten (10) business days following the last day on which a Participant may revoke a previously executed and timely delivered Release Agreement.
(b)Payment Disputes. If a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treas. Reg. § 1.409A-3(g).
(c)Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.
(d)No Elections. No Participant has any right to make any election regarding the time or form of any payment due under this Agreement.
4.4Suspension of Benefits. Medical, dental, vision, and life insurance and accidental death and dismemberment insurance benefits being received by a Participant pursuant to the terms and conditions of this Article IV shall terminate in the event, and at the time that, the Participant is subsequently rehired as an Employee of the Company.
4.5No Duplication of Benefits. Notwithstanding anything herein to the contrary, the right to receive any benefits under the Plan by any Participant is specifically conditioned upon the Participant either waiving or being ineligible for any and all benefits under:
(a)the PNM Resources, Inc. Employee Retention Plan, as it may be amended or restated from time to time;
(b)the PNM Resources, Inc. Union Severance Pay Plan, as it may be amended or restated from time to time; or
(c)any successor or other severance, retention or change in control plan, program or agreement sponsored by the Company.
If a Participant is eligible to receive benefits under the Officer Retention Plan, the Participant is ineligible for benefits under this Plan. A Participant may not elect to receive benefits under this Plan in lieu of benefits due pursuant to the Officer Retention Plan.
This Section 4.5 shall not apply to any individual agreement that provides a Participant with a special payment in order to induce the Participant to remain employed by the Company unless the agreement specifically states otherwise. The Company also may override the provisions of this Section 4.5 by expressly stating in the other change in control, severance, retention or other plan or agreement that some or all of the benefits provided by the other change in control, severance, retention or other plan or agreement are intended to supplement the benefits provided by this Plan.

4.6Effect of Rehire. Notwithstanding any provision to the contrary, the Company may require a Participant to repay some or all of the benefits received under the Plan as a condition of reemployment.
ARTICLE V
PLAN ADMINISTRATION
5.1Plan Administration. The Committee shall administer the Plan. The Committee shall be the “Named Fiduciary” for purposes of ERISA and shall have the authority to control, interpret and construe the Plan and manage the operations thereof. Any such interpretation and construction of any provisions of the Plan by the Committee shall be final. The Committee shall, in addition to the foregoing, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan. The Committee may delegate some (or all) of its authority hereunder to the Benefits Department. The Committee also may engage agents and obtain other assistance from the Company, including Company counsel. The Committee shall not be responsible for any action taken or not taken on the advice of legal counsel. The Committee is given specific authority to allocate and revoke responsibilities among its members or designees. When the Committee has allocated authority pursuant to the foregoing, the Committee shall not be liable for the acts or omissions of the party to whom such responsibility has been allocated, except to the extent provided by law.
5.2Claims Procedures.
(a)Initial Claim. A claim for benefits under the Plan must be submitted to the Benefits Department.
(1)Notice of Decision. Written notice of the disposition of the claim shall be furnished to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Benefits Department, unless the Benefits Department determines that special circumstances require an extension of time for processing the claim. If the Benefits Department determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Benefits Department expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. If the claim is denied, the notice required pursuant to this Section shall set forth the following:
(A)The specific reason or reasons for the adverse determination;
(B)Special reference to the specific Plan provisions upon which the determination is based;
(C)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(D)An explanation of the Plan’s appeal procedure and the time limits applicable to an appeal, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
(b)Appeal Procedures. Every claimant shall have the right to appeal an adverse benefits determination to the Committee (including, but not limited to, whether the Participant’s Separation from Service was for Cause). Such an appeal may be accomplished by a written notice of appeal filed with the Committee within sixty (60) days after receipt by the claimant of written notification of the adverse benefits determination. Claimants shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. Claimants will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 5.2(c) below. The appeal shall take into account all comments, documents, records, and other information submitted by claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(1)Notice of Decision. Notice of a decision on appeal shall be furnished to the claimant within a reasonable period of time, but not later than sixty (60) days after receipt of the appeal by the Committee unless the Committee determines that special circumstances (such as the need to hold a hearing if the Committee determines that a hearing is required) require an extension of time for processing the claim. If the Committee determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Committee expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. The notice required by the first sentence of this Section shall be in writing, shall be set forth in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination, shall set forth the following:
(A)The specific reason or reasons for the adverse determination;
(B)Reference to the specific Plan provisions upon which the determination is based;
(C)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 5.2(c), below; and
(D)An explanation of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.
(c)Definition of Relevant. For purposes of this Section, a document, or other information shall be considered “relevant” to the claimant’s claim if such document, record or other information:
(1)Was relied upon in making the benefit determination;

(2)Was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or
(3)Demonstrates compliance with the administrative processes and safeguards required pursuant to this Section 5.2 on making the benefit determination.
(d)Decisions Final; Procedures Mandatory. To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan. The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.
(e)Time For Filing Legal Or Equitable Action. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan must be commenced not later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) two (2) years of the date the written copy of the Committee’s decision on review is delivered to the claimant in accordance with Section 5.2(b)(1).
(f)Restriction on Venue. A Claimant shall only bring an action in connection with the Plan in Federal District Court in Albuquerque, New Mexico.
ARTICLE VI
BINDING AGREEMENT
6.1General. Subject to the right of PNM Resources to amend or terminate the Plan, and the Committee’s right to interpret the Plan, the Plan shall be for the benefit of and be enforceable by, a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die after satisfying the requirements for the receipt of benefits hereunder, any amount remaining unpaid to him or her, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s designee or, if there is no such designee, to the Participant’s estate.
ARTICLE VII
NOTICE
7.1General. For the purpose of the Plan, and except as specifically set forth herein, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the Participant at his or her last known address, and to the Company at Alvarado Square, Albuquerque, New Mexico, 87158, provided that all notices to the Company shall be directed to the attention of the Vice President, Human Resources; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

ARTICLE III
AMENDMENT AND TERMINATION
8.1General. The Plan may be amended, in whole or in part, or terminated at any time, by PNM Resources subject to the following exceptions:
(a)No amendment or termination of the Plan shall impair or abridge the obligations of the Company already incurred.
(b)No amendment or termination of the Plan shall affect the rights of a Participant who terminated employment before the effective date of such amendment or termination and who (1) received a Notice of Impaction before the Effective Date and (2) incurred a Separation from Service before the Effective Date.
(c)Notwithstanding the foregoing, the Plan may be amended at will at any time and from time to time by PNM Resources to reflect changes necessary due to revisions to, or interpretations of: (1) ERISA; (2) the Code; or (3) any other provision of applicable state or federal law.
(d)Notwithstanding any provision of this Plan to the contrary, no amendment may be made if it will result in a violation of Section 409A of the Code and any such amendment shall at no time have any legal validity.
ARTICLE IX
ADOPTION BY AFFILIATES
9.1Adoption by Affiliates.
(a)An Affiliate, by action of its board of directors, may adopt the Plan with respect to its Employees only with the approval of the Board.
(b)Except as otherwise clearly indicated by the context “Company” as used herein shall include each Affiliate that has adopted this Plan in accordance with this Section 9.1.
(c)By adopting the Plan, each participating Affiliate shall be deemed to have agreed to:
(1)Assume the obligations and liabilities imposed upon it by the Plan with respect to the its Employees;
(2)Comply with all of the terms and provisions of the Plan;
(3)Delegate to the Committee the power and responsibility to administer the Plan with respect to the Affiliate’s Employees;
(4)Delegate to PNM Resources the full power to amend or terminate the Plan with respect to the Affiliate’s Employees; and

(5)Be bound by any action taken by PNM Resources pursuant to the terms and provisions of the Plan, regardless of whether such action is taken with or without the consent of the Affiliate.
(d)If an Employee is transferred between Affiliates or 50% Affiliates, the Employee shall not be deemed to have terminated employment for purposes of this Plan.
(e)Any Affiliate that has adopted this Plan for the benefit of its Employees may terminate its adoption of the Plan by action of its board of directors and timely providing notice to PNM Resources of such termination.
(f)PNM Resources and each participating Affiliate shall bear the costs and expenses of providing benefits to their respective Employees who are Participants. Such costs and expenses shall be allocated among PNM Resources Affiliates in accordance with agreements entered into between PNM Resources and any participating Affiliate, or in the absence of such an agreement, procedures adopted by PNM Resources.
ARTICLE X
MISCELLANEOUS
10.1Withholding. Any payments provided for hereunder shall be paid subject to any applicable withholding required under federal, state or local law.
10.2No Right of Assignment. Neither a Participant nor any person taking on behalf of a Participant may anticipate, assign or alienate (either by law or equity) any benefit provided under the Plan and the Company shall not recognize any such anticipation, assignment or alienation. Furthermore, to the extent permitted by law, a benefit under the Plan is not subject to attachment, garnishment, levy, execution or other legal or equitable process.
10.3No Employment Contract. Notwithstanding anything to the contrary contained in the Plan, by the execution of the Plan, the Company does not intend to change the employment-at-will relationship with any of its employees. Instead, the Company retains its absolute right to terminate any employee at any time.
10.4Mitigation of Benefits. The Participant shall not be required to mitigate the amount of payment provided for in the Plan by seeking other employment or otherwise, and except as set forth in the Plan, the amount of any payment or benefit provided for shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, or by retirement benefits received.
10.5Service of Process. The Secretary of PNM Resources shall be the agent for service of process in matters relating to the Plan.
10.6ERISA Plan. The Plan shall be interpreted as, and is intended to qualify as, a severance pay plan under ERISA, and therefore does not constitute an employee pension benefit plan pursuant to Section 3(2) of ERISA.
10.7Compliant Operation and Interpretation. This Plan shall be operated in compliance with Section  409A or an exception thereto and each provision of this Plan shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.
IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized representative on this 22nd day of November , 2021.
PNM RESOURCES, INC.
By: /s/ Patrick Apodaca
Its:     Senior V.P. and General Counsel